Exhibit 99.2
Public Relations Contact
Ashley Levine
Adobe
adobepr@adobe.com
FOR IMMEDIATE RELEASE
Shantanu Narayen Announces Decision to Transition as Adobe’s CEO Once Successor is Named
Board Initiates Search for Successor
SAN JOSE, Calif. – March 12, 2026 – Adobe (Nasdaq: ADBE) – the global technology leader that unleashes creativity, productivity and customer experiences through innovative tools and platforms – today announced that Shantanu Narayen, who has served as CEO of Adobe for eighteen years, has decided to transition from his position as CEO after a successor has been appointed. Narayen will remain as Chair of the Board.
The Board of Directors has appointed Frank Calderoni, Lead Independent Director of Adobe, as Chair to the special committee to direct the process that will consider both internal and external candidates.
“On behalf of the Board, I want to recognize Shantanu’s contributions as CEO and architect of Adobe’s transformation over the past 18 years, and for positioning Adobe for success in the AI-driven era," said Frank Calderoni, Lead Independent Director of Adobe. “As we take the next step in succession planning, we are focused on selecting the right leader for this next exciting chapter of the company’s growth and are grateful for Shantanu’s continued leadership as CEO to ensure a smooth transition.”
Narayen’s email to employees regarding his announcement can be found here.
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